Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Thomas Florence, Robert Helm, Douglas Dick, Derek Newman, Jeffrey Taylor and Derek Mullins, and each of them singly, as his or her true and lawful agents and attorneys-in-fact, with full power and substitution and resubstitution of him or her in his or her name, place and stead, to sign any and all registration statements on Form N-2 applicable to Dividend Capital Strategic Global Reality Fund and any amendments or supplements thereto, and to file the same with all exhibits thereto and other documents or instruments necessary or incidental in connection therewith, with the Securities and Exchange Commission and with other federal, state, foreign and quasi-governmental agencies and such other instruments related to compliance with certain of the federal securities laws and other applicable federal, state, foreign and quasi-governmental filings, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person in his or her capacity as a Trustee, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Power of Attorney on the date indicated below.

Name	Title	Date

/s/ Jonathan F. Zeschin Jonathan F. Zeschin	Trustee	May 22, 2007

/s/ Thomas I. Florence Thomas I. Florence	Trustee	May 22, 2007

/s/ John Mezger John Mezger	Trustee	May 22, 2007

/s/ Thomas Mack Thomas Mack	Trustee	May 22, 2007

/s/ J. Gibson Watson, III J. Gibson Watson, III	Trustee	May 22, 2007